Exhibit 5.1

August 21, 2015 Tesoro Logistics LP 19100 Ridgewood Parkway San Antonio, Texas 78259	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-7932 United States Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

Re:	Registration Statement No. 333-206168—Continuous Equity Offering of Common Units Having an Aggregate Gross Sales Price of up to $750,000,000

Ladies and Gentlemen:

We have acted as counsel to Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance and sale from time to time by the Partnership of common units representing limited partner interests in the Partnership having an aggregate gross sales price of up to $750,000,000 (the “Common Units”) pursuant to an Equity Distribution Agreement, dated August 21, 2015 (the “Equity Distribution Agreement”), by and among the Partnership, Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and Citigroup Global Markets Inc., Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, Raymond James & Associates, Inc., RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., UBS Securities LLC and Wells Fargo Securities, LLC. The Common Units are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 6, 2015 and declared effective on August 21, 2015 (Registration No. 333-206168) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus Supplement dated August 21, 2015 to the Prospectus dated August 21, 2015 (collectively, the “Prospectus”), other than as expressly stated herein with respect to the issuance of the Common Units.

As such counsel, we have examined such documents, matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the General Partner and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof, when the Common Units have been issued by the Partnership against payment therefor in accordance with the terms of the Equity Distribution Agreement and the Prospectus, the Common Units will be validly issued, fully paid (to the extent required by the partnership agreement of the Partnership), and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act and as described in the Prospectus).

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP, Norton Rose Fulbright South Africa Inc. are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss Verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

Tesoro Logistics LP August 21, 2015 Page 2

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as Exhibit 5.1 to the Partnership’s Form 8-K filed on or about the date hereof, to the incorporation by reference of this opinion into the Prospectus and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

NORTON ROSE FULBRIGHT US LLP